Exhibit 10.69

POST EFFECTIVE AMENDMENT NUMBER 1 TO ASSET PURCHASE AGREEMENT

This Post Effective Amendment Number 1 (the “Amendment”), dated May 17 2024 (the “Amendment Date”), to the Asset Purchase Agreement, originally entered into as of October 20, 2023, (the “Agreement”), by and among NAYA Biosciences Inc., a Delaware corporation (the “Buyer”), Cytovia Therapeutics Holdings, Inc., a Delaware corporation (“Holdings”) and Cytovia Therapeutics, LLC, a Delaware limited liability company (“Cytovia”; and together with Holdings, the “Sellers”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Agreement closed on October 20, 2023 and 1,363,642 shares of common stock of the Buyer were issued to the Seller;

WHEREAS, Section 9.08 of the Agreement provides that it may be amended, modified or supplemented by written agreement signed by each of the parties thereto; and

WHEREAS, the Buyer and both of the Sellers desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1. Amendment of first Recitals. First Recitals of the Agreement shall be deleted in its entirety and replaced with:

“WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers (the “Asset Purchase”), the rights and obligations of Sellers to the Purchased Assets (as defined below) (the “Business”), subject to the terms and conditions set forth herein; and”

2. Amendment to Section 1.03 of Agreement. Section 1.03 of the Agreement shall be deleted in its entirety and replaced with:

Buyer shall not assume any liabilities or obligations of any Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

3. Amendment to Section 1.04 of Agreement. Section 1.04 of the Agreement shall be deleted in its entirety and replaced with:

“Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be an amount up to US $ 60,700,000 (sixty million and seven hundred thousand US dollars) (the “Purchase Price”), which amount shall be comprised of the Closing Payment as defined below in Section 1.04(A) The Purchase Price shall be paid to the Sellers as provided below.

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The Purchase Price shall not include (i) Sublicensing Fees (as defined in Section 1.04 (B)) and (ii) the New Modality Payments or New Indication Payments (as defined in Section 5.06 below

A) Closing Payments

(i) $59,000,000 in common shares of the Buyer (the “Common Stock Consideration”) with each share of common stock of the Buyer is valued at the time of the transaction at $36.6665 per share resulting in the issuance of 1,609,098 shares of common stock of the Buyer. Each share of the Buyer is expected to be converted into 7.33333 shares of the Combined Company at the closing of the Merger (estimated July 31, 2024) reflecting a value of $5.00 per share of the Combined Company, equaling to an estimated 11,800,000 common shares to be adjusted for reverse split and/ or other merger adjustments. The Common Stock Consideration is allocated to the Products as follows:

a.	$44,250,000 for CYT303 equaling to an estimated 8,850,000 shares of the Combined Company to be adjusted for reverse split and/or other merger adjustments; and

b.	$14,750,000 for CYT338 equaling to an estimated 2,950,000 shares of the Combined Company to be adjusted for reverse split and/or other merger adjustments.

(ii) An upfront payment of $1,700,000 (one million seven hundred thousand US dollars) which was paid by the Buyer and received by the Sellers in January 2024.

B) Sublicensing Fees

The Sublicense Fees means ten percent (10%) of any gross consideration actually received by the Buyer (i) as a fee for sublicensing or selling CYT303 or CYT338 in any indications to any third party or (ii) as payments for development milestones, commercial milestones or royalties or any other payments under the terms of any such sublicense/ asset purchase agreement.

4. Added Section 1.07 of the Agreement. Section 1.07 of the Agreement is hereby added as follows:

“1.07 Return of Purchased Assets. If the Merger is not completed or the Buyer is not a public traded company by December 31, 2024, the Buyer and the Seller will negotiate in good faith the value and monetization of the Purchased Assets to be received by the Sellers on terms and conditions similar to the terms and conditions of the Agreement.” t

5. Amendment to Section 2.02(a)(i) of Agreement. Section 2.02(a)(i) of the Agreement is hereby deleted and replaced in its entirety by the following: “a bill of sale, attached hereto as Exhibit A (the “Bill of Sale”) duly executed by Sellers, transferring the Purchased Assets to the Buyer, with an updated Schedule A to the Bill of Sale “Tangible Personal Property” attached thereto dated as of the Amendment Date.” Such updated Schedule A to the Bill of Sale is attached hereto as Annex 1.

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6. Amendment to Section 2.02(a)(ii) of Agreement. Section 2.02(a)(ii) of the Agreement is hereby deleted and replaced in its entirety by the following:

“(ii) an assignment and assumption agreement, substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets;”

7. Amendment to Section 2.02(a)(viii) of Agreement. Section 2.02(a)(viii) of the Agreement is hereby deleted and replaced in its entirety by the following: “RESERVED”.

8. Amendment to Section 2.02(c) of Agreement. Section 2.02(c) of the Agreement is hereby deleted and replaced in its entirety by the following:

“On the Due Date, Buyer shall issue to Sellers all shares of common stock and preferred stock according to section 3 (A) (i) to be issued to Seller:

(i) the Assignment and Assumption Agreement duly executed by Buyer;

(ii) copies of all consents and authorizations referred to in Section 4.02 of the Disclosure Schedules, duly acknowledged by the Buyer as applicable;

(iii) a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the Transaction documents and the transactions contemplated hereby and thereby; and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the Transaction Documents.”

9. Amendment to Section 2.02(d) of Agreement. Section 2.02(d) of the Agreement is hereby deleted and replaced in its entirety by the following:

“On or prior to January 8, 20244, Buyer shall have entered into the Direct Third-Party Licenses listed on Section 3.06(b) of the Disclosure Schedules.”

10. Amendment to Section 3.10 of Agreement. Section 3.10 of the Agreement is hereby deleted and replaced in its entirety by the following:

“Section 3.10 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.”

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11. Amendment to Article V of Agreement. New Sections 5.04, 5.05, and 5.06 shall be created, the text currently in Section 5.04 (Further Assurances) shall be moved down to Section 5.07, and the respective texts of Sections 5.04, 5.05, and 5.06 shall be amended and restated as follows:

Section 5.04 Sponsored Research Agreement. Following the Closing, the Buyer and the Sellers shall enter into a sponsored research agreement detailing the sponsored research to be performed by the Sellers for the Buyer. The terms of the sponsored research will be agreed mutually between the Sellers and the Buyer on case-by- case basis.

Section 5.05 Negative Covenants. Except as expressly provided in this Agreement, the Sellers shall not do any of the following, in each case with respect to the Purchased Assets, without the prior written consent of the Buyer, such consent not to be unreasonably conditioned, delayed or withheld:

(a)	The Sellers shall not develop other bispecific or antibodies technologies (including radio conjugates) using the sequences of GPC3 and CD38.

(b)	Due to the terms of the respective license agreement between the Sellers and INSERM and NIH, the Buyer shall have an option to sub-license or acquire and develop cell therapy therapeutics including but not limited to iPSC cell therapeutics for CD38 and GPC3, especially e.g. a CD38 iCAR- NK or T in autoimmune diseases or a GPC3 iCAR-NK. The license for potential CD38 and/or GPC3 therapeutics can be on an exclusive basis. The buyer will be responsible for all costs regarding additional IP’s or licenses. This option will be negotiated in good faith between the respective parties who shall enter into respective sublicense agreements5 prior to December 31, 2024.

Section 5.06 New Indications and New Modalities.

(i)	New Indications: If the Buyer develops the assets CYT303 or CYT338 in New Indications (as such term is defined below), then the Buyer and the Sellers will discuss and agree in good faith appropriate terms for each New Indication developed, before IND submission of each new indication at the latest (each, a “New Indication Payment”). The New Indications means, with respect to CYT303, all indications other than Hepato Cellular Carcinoma; and with respect to CYT338, all indications other than Multiple Myeloma. There shall be no additional payment beyond the third indication per asset.

(ii)	New Modality. If Buyer develops GPC3 or CD38 therapeutics using the licensed sequences with bispecific or antibody technologies including but not limited to multi-specific antibodies, fusion proteins, antibody drug conjugates and radio- immuno-therapeutics, then Buyer and the Sellers will discuss and agree in good faith appropriate terms for each new modality developed upon first IND approval (each, a “New Modality Payment”).”

12. Amendment to Section 1.03 of the Disclosure Schedules. Section 1.03 of the Disclosure Schedules (Note) is hereby deleted entirely.

13. Amendment to Section 1.04(a) of the Disclosure Schedules. Section 1.04(a) of the Disclosure Schedules (Note) is hereby deleted entirely.

14. Amendment to Section 1.05 of the Disclosure Schedules. Section 1.05 of the Disclosure Schedules (Purchase Price Allocation) is hereby deleted and replaced in its entirety by the new amended and restated Section 1.05 of the Disclosure Schedules attached hereto as Annex 2.

15. Amendment to Section 3.05(c) of the Disclosure Schedules. Section 3.05(c) of the Disclosure Schedules (Intellectual Property Agreements) is hereby deleted and replaced in its entirety by the new amended and restated Section 3.05(c) of the Disclosure Schedules attached hereto as Annex 3.

16. Amendment. This Amendment shall be deemed an amendment of the Agreement in accordance with Section 9.08 of the Agreement. Except as specifically modified hereby, the Agreement shall be deemed controlling and effective, and the parties hereby agree to be bound by each of its terms and conditions.

17. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts, all of which will be one and the same agreement. This Amendment will become effective when each party to this Amendment will have received counterparts signed by all of the other parties. A signed copy of this Amendment delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. This Amendment shall be considered signed when the signature of a party is delivered by .PDF, DocuSign or other generally accepted electronic signature. Such .PDF, DocuSign, or other generally accepted electronic signature shall be treated in all respects as having the same effect as an original signature.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER

NAYA BIOSCIENCE INC.

By:
Name:	Daniel Teper
Title:	Chairman & CEO

SELLERS

CYTOVIA THERAPEUTICS HOLDINGS, INC.

By:
Name:	Gilles Seydoux
Title:	Vice Chairman of the Board

CYTOVIA THERAPEUTICS, LLC

By:
Name:	Gilles Seydoux
Title:	Acting CEO

Enclosures:

Annex 1 – Schedule A to the Bill of Sale

Annex 2 – Section 1.05 of the Disclosure Schedules (Amended and Restated) – Purchase Price Allocation

Annex 3 – Section 3.05(c) of the Disclosure Schedules (Amended and Restated) – Intellectual Property Agreements

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Annex 1

Schedule A to the Bill of Sale

(Amended and Restated)

CYT-303 and CYT-338 antibody inventories ABI Lab2 / liquid N storage, Natick, MA, USA

All biological material stored for CYT303 and CYT338 including and all reagents, materials etc. stored at STC Biologics will be confirmed separately directly by STC to Naya and will be owned in full by Naya.

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Annex 2

Section 1.05 of the Disclosure Schedules (Amended and Restated)

Purchase Price Allocation

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Annex 3

Section 3.05(c) of the Disclosure Schedules (Amended and Restated)

Intellectual Property Agreements

Seller as Licensor

License to CytoLynx for CYT303

Seller as Licensee

License from Inserm for CD38

License from Yissum for NKp46

Yissum

License for the Bispecific AB Platform from Jean Kadouche / CNRS – non-exclusive license for Naya to be approved by Jean Kadouche.

License from Proteonic for Vector technologies for GMP manufacturing of CYT303 and CYT338 – complete transfer

Intercompany Service Agreement between the Buyer and the Seller providing a license for the use of the Flex-NKTM trademark for CYT303 and CYT338.

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